Exhibit 10.8

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of January 11, 2012, by and between PositiveID Corporation, a Delaware corporation (the “Seller”), and VeriTeQ Acquisition Corporation, a Florida corporation (the “Buyer”).

A.      The Seller owns 5.0 million shares of the currently issued and outstanding shares of common stock of PositiveID Animal Health Corporation, a Florida corporation (the “Company”), which constitutes all of the Company’s issued and outstanding common stock as of January 11, 2012. The Company has 6.85 million options outstanding as of January 11, 2012.

B.      The Buyer is willing to purchase from the Seller, and the Seller is willing to sell to the Buyer, 5.0 million shares of the Company's common stock (the “Acquisition Shares”).

For valuable consideration received, the parties agree as follows:

1.     Purchase and Sale of the Acquisition Shares.

1.1      Purchase and Sale of the Acquisition Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to the Buyer, the Acquisition Shares, free and clear of all liens, claims, security interests, pledges and encumbrances of every kind.

1.2      Closing; Deliveries.

(a)      The purchase and sale of the Acquisition Shares (the “Closing”) shall take place at the offices of the Seller in Delray Beach, Florida, as soon as practicable, but no later than January 11, 2012, or at such other time and place as the Buyer and the Seller mutually agree upon, orally or in writing.

(b)      As consideration for the Acquisition Shares, at Closing, the Buyer shall deliver to the Seller a promissory note in the principal amount of Two Hundred Thousand Dollars ($200,000), executed by the Buyer, which note shall be the form attached as Exhibit A hereto (the "Note") and shall be secured by a first priority lien on the assets of the Company, as evidenced by a Security Agreement between Buyer and the Seller in the form attached as Exhibit B hereto ("Security Agreement").

(c)      The Buyer will issue 4.0 million new shares of the Buyer’s common stock to the Seller. Following the issuance, the total number of shares issued and outstanding of the Buyer will be 33.15 million.

(d)      At Closing, the Buyer shall assume all the obligations of the Company under the PositiveID Animal Health Corporation 2010 Flexible Stock Plan (the “Company Stock Plan”), each outstanding option to purchase shares of the Company common stock under such plan (a “Company Stock Option”) which are set forth in Exhibit C hereto and the agreements evidencing the grants thereof. As soon as practicable after Closing, the Buyer shall deliver to the holders of Company Stock Options appropriate notice setting forth such holders’ right pursuant to the Company Stock Plan, and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions.

(e)      The Buyer shall deliver to the Seller such other documents and instruments, in form and substance reasonably satisfactory to the Seller and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the date hereof.

(f)      At the Closing, the Seller shall deliver to the Buyer: (i) certificates representing the Acquisition Shares, together with stock powers, duly endorsed in blank in proper form for transfer; and (ii) such other documents and instruments, in form and substance reasonably satisfactory to the Buyer and its counsel, as shall be necessary or desirable in order to consummate the transactions contemplated hereby, each dated the date hereof.

1.3      Certain Agreements.

(a)      Embedded Bio Sensor Patent License. The Seller hereby grants to the Buyer and the Buyer hereby accepts a non-exclusive, perpetual, non-transferable, license to utilize Seller’s United States Patent No. 7,125,382 “Embedded bio-sensor system” for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip Business (as defined in Section 6.1 below) for human applications only but excluding the Restricted Applications. “Restricted Applications” means any product or application involving blood glucose detection or diabetes management, including, the GlucoChip, a glucose-sensing microchip, based on the Seller’s proprietary intellectual property, which is being developed by the Seller in conjunction with Receptors LLC. The Buyer shall pay the Seller a ten percent (10%) royalty on gross revenues attributable to the VeriChip Products. Any royalty payments due under this Section 1.3(a) shall be paid via check or wire transfer within 30 days following the end of each month.

(b)      Medical Components Agreement. The Buyer shall pay the Seller twenty percent (20%) of gross revenues of the Buyer from Medical Components, Inc. (“Medcomp”) under that certain Development and Supply Agreement with Medcomp dated April 2, 2009. Any royalty payments due under this Section 1.3(b) shall be paid via check or wire transfer within 30 days following the end of each month. The Seller's right to any royalty payments under this Section 1.3(b) shall terminate three (3) years following written approval by the United States Food and Drug Administration of the Medcomp product that incorporates the VeriChip Product.

2.      Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the following representations are true and complete as of the Closing, except as otherwise indicated:

2.1      Authorization. The Seller has full power and authority to enter into this Agreement. The Agreement, when executed and delivered by the Seller, will constitute valid and legally binding obligations of the Seller, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

2.2      Title. The Acquisition Shares are free and clear of all pledges, security interests, liens, charges, encumbrances, agreements, claims and options of whatever nature. Upon consummation of the transaction contemplated hereby, the Buyer will acquire good and valid title to the Acquisition Shares free and clear of all pledges, security interests, liens, charges, encumbrances, agreements, claims and options of whatever nature. To the Seller's knowledge, the Acquisition Shares were issued to the Seller in compliance with all applicable federal and state securities laws and regulations.

2.3      No Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby (i) will violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) is prohibited by or requires the Seller to obtain or make any consent, approval, registration or filing under any law, regulation, judgment, order, decree or other restriction of any government, governmental agency, court, body, department, authority, or other person or entity; or (iii) will result in the creation or imposition of any lien, claim, charge, restriction or encumbrance of any kind or give to any person (other than the Buyer) any interest or right in or with respect to the Acquisition Shares. The Seller is not a party to any contract or subject to any legal restriction that would prevent or restrict complete fulfillment by the Seller of all of the terms and conditions of this Agreement or compliance with any of its obligations hereunder.

3.      Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the following representations are true and complete as of the Closing:

3.1      Organization and Good Standing. The Buyer is a corporation duly incorporated and organized, validly existing and its status is active under the laws of the State of Florida.

3.2      Authorization. The Buyer has full power and authority to enter into this Agreement, the Note, the Security Agreement, and the other documents contemplated hereby, including, but not limited to, the Note, the Security Agreement, the License Agreement, and the Shared Services Agreement (collectively, the “Transaction Documents”). The Transaction Documents, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.3      Purchase Entirely for Own Account. The Buyer is acquiring its interest in the Acquisition Shares for its own account, and not as a nominee for any person other than the Buyer and its affiliates. The Buyer is not acquiring the Acquisition Shares with a view to or for sale or transfer in connection with any distribution of the Acquisition Shares except pursuant to transactions registered under the Securities Act of 1933, as amended (the “Securities Act”) or exempt from such registration; provided, however, that the disposition of its property shall at all times be within its control. The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Acquisition Shares, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the Acquisition Shares and, at the present time, is able to afford a complete loss of such investment.

3.4      Disclosure of Information. The Buyer has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Acquisition Shares with the Company's management and has had an opportunity to review the Company's books and records.

3.5      Restricted Securities. The Buyer understands that the Acquisition Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Acquisition Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Seller has no obligation to register or qualify the Acquisition Shares for resale.

3.6      Accredited Investor. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act

4.      Conditions of the Buyer’s Obligations at the Closing. The obligations of the Buyer to the Seller under this Agreement at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1      Representations and Warranties. The representations and warranties of the Seller contained in Section 2 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2      Performance. The Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3      Compliance Certificate. The Seller shall deliver to the Buyer at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4      Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Acquisition Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5      Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

4.6      License Agreement. The Seller shall deliver to the Buyer the License Agreement, executed by the Seller (the “License Agreement”).

5.      Conditions of the Seller’s Obligations at the Closing. The obligations of the Seller to the Buyer under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1      Representations and Warranties. The representations and warranties of the Buyer contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2      Performance. The Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing.

5.3      Compliance Certificate. The Buyer shall deliver to the Seller at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4      Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Acquisition Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5      Consents. The third party consents set forth on Schedule 5.5 shall have been obtained.

5.6      Seller Board/Independent Committee Approval. A certificate of a secretary of the Seller certifying to the resolutions of the board of directors of the Seller and an independent committee of the board of directors of the Seller approving this Agreement and the transactions contemplated hereby.

5.7      Shared Services Agreement. The Seller and the Buyer shall have entered into a Shared Services Agreement substantially in the form of Exhibit D attached hereto (the “Shared Services Agreement”).

5.8      Note and Security Agreement. The Buyer shall deliver to the Seller the Note and Security Agreement, executed by Buyer.

5.9       License Agreement. The Buyer shall deliver to the Seller the License Agreement substantially in the form of Exhibit E attached hereto, executed by the Buyer.

5.10      Issuance of the Buyer’s Shares. The Buyer shall have issued 4.0 million new shares of the Buyer’s common stock to the Seller.

6.      Non-Competition.

6.1      Non-Competition. During the period beginning on the Closing and ending four (4) years later, (i) the Buyer and its successors and assigns shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, anywhere in the world, in any business competitive with the Seller’s current businesses or with the businesses then currently conducted by the Seller, including, but not limited to, products or services relating to blood glucose measurement and diabetes management, and (ii) the Seller and its respective successors and assigns shall not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, anywhere in the world, in any business competitive with the Company’s VeriChip Business (as defined below) or Health Link Business (as defined below). The Buyer and the Seller each expressly acknowledge and agree that each and every restriction imposed by this Section 6.1 is reasonable with respect to subject matter and time period.

For purposes herein, the “VeriChip Business” shall mean the development manufacture, distribution and sale of implantable radio-frequency identification technologies (“VeriChip Product”), including all of VeriChip Product’s identification derivatives, readers, transponders, implanters, and packaging devices, and related services. For the avoidance of doubt, for purposes herein, the VeriChip Business does not include the GlucoChip, a glucose-sensing microchip, based on Seller’s proprietary intellectual property, which is being developed by Seller in conjunction with Receptors LLC or any product developed by Seller related to GlucoChip, glucose detection and/or diabetes management. For purposes herein, the “Health Link Business” shall mean Seller’s patient-controlled, online repository to store personal health information and to connect the patient to a multitude of customized materials such as personalized health education and online connectivity to caregivers.

Notwithstanding the foregoing, the provisions of this Section 6.1 shall not prohibit the ownership by the Seller of an aggregate interest of ten percent (10%) of the Company.

6.2      Injunctive Relief; Enforcement. Each of the Buyer and the Seller, acknowledges and agrees that in the event of a breach of any of the provisions of this Section 6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching party and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or providing actual damages. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6 is invalid or unenforceable, each of Buyer and the Seller agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.      Indemnification.

7.1      Indemnification by the Buyer. The Buyer agrees to hold harmless, defend, and indemnify the Seller and its officers, directors, subsidiaries, affiliates, employees, agents, attorneys, representatives, successors and assigns (collectively the “Seller Indemnified Parties”) from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including the costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a third party claim arising out of or relating to (individually, a “Loss” and collectively, the “Losses”):

(a)      the failure of any of the representations or warranties made by the Buyer in this Agreement to be true and correct in all respects at and as of the Closing Date;

(b)      the breach of any covenant or other agreement on the part of the Buyer under this Agreement;

(c)      any claims or demands against any Seller Indemnified Party arising out of or resulting to the Assumed Liabilities (as defined below);

(d)      any claims or demands against any Seller Indemnified Party arising out of or resulting to Buyer’s ownership, lease, use or operation of the Company after the Closing;

(e)      any claims or demands arising out of or relating to that certain Amended and Restated Supply, License and Development Agreement between the Seller and Digital Angel Corporation dated December 27, 2005, as amended;

(f)      any claims or demands arising out of or relating to that certain Asset Purchase Agreement among the Seller, Digital Angel Corporation, and Destron Fearing Corporation dated November 12, 2008; and

(g)      any claims or demands arising out of or relating to that certain Letter Agreement between the Seller and Digital Angel Corporation dated May 15, 2008.

For purposes herein, “Assumed Liabilities” shall mean:

(i)      Any and all liabilities, whether primary or secondary, known or unknown, accrued or contingent, of any kind or nature, arising out of or relating to the operation of the VeriChip Business prior to and after January 11, 2012; and

(ii)      Any and all liabilities, whether primary or secondary, known or unknown, accrued or contingent, of any kind or nature, arising out of or relating to the operation of the Health Link Business prior to and after January 11, 2012.

7.2      Indemnification by the Seller. The Seller agrees to hold harmless, defend, and indemnify the Buyer and its officers, directors, subsidiaries, affiliates, employees, agents, attorneys, representatives, successors and assigns (collectively the “Buyer Indemnified Parties”) from and against, and pay to the applicable Buyer Indemnified Parties the amount of any and all Losses arising out of or relating to:

(a)      the failure of any of the representations or warranties made by the Seller in this Agreement to be true and correct in all respects at and as of the Closing Date; and

(b)      the breach of any covenant or other agreement on the part of the Seller under this Agreement.

7.3      Procedures of Indemnification. The procedures for indemnification shall be as follows:

(a)      A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Section 7.

(b)      In the event that any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental entity or any arbitrator or arbitration shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 7.3 hereof (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 7.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the

Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 7.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.

(c)      After any final decision, judgment or award shall have been rendered by a governmental entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party.

8.      Survival of Representations, Warranties, Etc. All representations, warranties, covenants, and indemnification obligations of the parties shall survive the execution and delivery hereof and the Closing hereunder.

9.      Miscellaneous.

9.1    Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party.

9.2    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state. The parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

9.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement via facsimile or portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.4    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, or as subsequently modified by written notice.

9.6    Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

9.7    Fees and Expenses. Each party shall pay all of its own fees and expenses of experts, consultants and the like and other expenses incurred in connection with performing due diligence with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby.

9.8    Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.9    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Seller and the Buyer. Any amendment or waiver effected in accordance with this Section 9.9 shall be binding upon the Buyer and the Seller and each transferee of the Acquisition Shares, and each future holder of all such securities.

9.10   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

9.11   Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.12   Entire Agreement. This Agreement and the Transaction Documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

9.13   Confidentiality. The Buyer and the Seller each agree that, except with the prior written permission of the other party, it shall at all times hold in confidence and trust and not use or disclose the terms of this Agreement. Notwithstanding the foregoing, the Buyer or the Seller each may disclose the terms of this Agreement: (a) as required by any court or other governmental body, provided that the Buyer or the Seller provides the other party with prompt notice of such court order or requirement to enable the other party to seek a protective order or otherwise to prevent or restrict such disclosure; (b) to legal counsel or the financial advisor of the Buyer or the Seller; (c) in connection with the enforcement of this Agreement or rights under this Agreement; or (d) to comply with applicable law. Notwithstanding anything herein to the contrary, the Seller has the right, as required by law and the rules and regulations of the Securities and Exchange Commission, to publicly disclose this Agreement and the transactions contemplated hereby without the prior written approval of the Buyer. The provisions of this Section 9.13 shall survive the termination of this Agreement.

9.14   Consents. Notwithstanding anything herein to the contrary, if any consent or other right set forth on Schedule 5.5 is not capable of being assigned or transferred to the Buyer prior to the Closing as a result of an inability to obtain the required approval of any third person, this Agreement will not constitute an assignment, transfer or sublease thereof. With respect to each such consent or other right that cannot be so assigned at Closing, the Seller shall (i) from and after the Closing, promptly assign each such consent or other right to the Buyer if and when such consent or other right may be assigned, (ii) from and after Closing until the assignment of such consent or other right pursuant to clause (i), and provide the Buyer with all of the rights and benefits of such consent or other right accruing after Closing to the extent that the Seller may provide the Buyer with such rights and benefits without violating applicable law or the applicable contract.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

VERITEQ ACQUISITION CORPORATION

By:	/s/ Scott R. Silverman
Print Name:	Scott R. Silverman
Title:	Chief Executive Officer

Address:	1690 S. Congress Avenue, Suite 200
Delray Beach, Florida 33445
Facsimile:	561-805-8001

SELLER:

POSITIVEID CORPORATION

By:	/s/ William J. Caragol
Print Name:	William J. Caragol
Title:	Chief Executive Officer

Address:	1690 S. Congress Avenue, Suite 200
Delray Beach, Florida 33445
Facsimile:	561-805-8001